AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 9th day of March 2022, by and between World Wrestling Entertainment, Inc. (“WWE”) and Nick Khan (“Khan”) and amends and restates the Employment Agreement, dated as of August 3, 2020 (the “Original Agreement”) by and between WWE and Khan.

WHEREAS,  the parties hereto desire to amend and restate the Original Agreement to set forth the terms of Khan’s employment with WWE on an at-will basis in the capacity of President and Chief Revenue Officer pursuant to the terms of this Agreement; and

WHEREAS, by signing below, Khan accepts and agrees to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and amend and restate the Original Agreement as follows:

SECTION 1.        Term/At-Will Employment.

The parties agree that the term of this Agreement, and Khan’s employment, is intended to be five (5) years from Khan’s start date of August 5, 2020 (the “Term”).  However, irrespective of the intended Term, Khan’s employment shall, at all times, be on an at-will basis, so that either WWE or Khan may terminate his employment, and this Agreement, with or without cause or reason, at any time; however, if Khan intends to terminate his employment, he shall provide WWE with at least 60 days advance written notice. However, early termination of this Agreement shall be subject to the provisions below concerning post termination payments to Khan and/or reimbursements due WWE.

SECTION 2.        Position and Duties.

(a) Khan agrees to render such services to WWE on a full-time basis as are consistent with the position of President and Chief Revenue Officer as determined in WWE’s discretion, and pursuant to the terms and conditions hereinafter set forth. Khan shall, at all times, faithfully, industriously and to the best of his ability, experience and talent, perform the duties associated with this position, and he shall devote all of his working time and efforts to the performance of such duties. Khan shall, at all times, also be subject to and comply with the policies and procedures generally applicable to WWE’s senior executives to the extent the same are not inconsistent with any term of this Agreement.

(b) Khan shall initially report directly to, and be subject to the direction of, Vincent K. McMahon, Chairman of the Board and Chief Executive Officer.  If Vincent K. McMahon is no longer Chairman of the Board and Chief Executive Officer, then Khan shall report directly to his successor as Chief Executive Officer. Khan’s base of work shall be in WWE’s Stamford, Connecticut headquarters; however, he shall also render services at such other places within or outside the United States as WWE may direct from time to time and as may be reasonably necessary to effectively fulfill his duties and responsibilities.

SECTION 3.        Compensation & Benefits.

(a) Base Salary:

(i) Khan’s initial base salary shall be One Million Two Hundred Thousand dollars ($1,200,000.00) per annum, less applicable taxes and withholdings, payable on a bi-weekly basis in accordance with WWE’s standard payroll practices. Merit adjustments in base salary shall be within the sole discretion of WWE and determined and paid out also in accordance with WWE’s standard payroll practices.

(ii) If Khan’s employment with WWE is terminated by WWE prior to the end of the Term without “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), or if Khan terminates his employment with “good reason” as defined below, WWE will continue to pay Khan’s then current annual Base Salary through the end of the Term in accordance with WWE’s standard payroll practices.

(iii) For purposes of this Section and otherwise in this Agreement, the “Administrator” for purposes of application of the Severance Policy provisions shall be the then current CEO.
(b) Incentive Bonus:

(i) Khan is also eligible to participate in the WWE Discretionary Bonus Plan. The funding of the plan is based upon WWE’s achievement of financial and/or strategic performance measures, as determined by WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of WWE’s and/or Khan’s personal performance measures. The initial, annual target bonus is $1,900,000.00 which shall be pro-rated for calendar year 2020 based on Khan’s first day of work. For calendar year 2022, Mr. Khan’s annual August bonus will have a target of 158% of his current salary. The fact and amount of Khan’s individual award will be determined based upon those factors indicated above, and again, at all times within WWE’s discretion. As with any other benefit programs, the fact and/or terms of any bonus eligibility can be modified or deleted at any time within WWE’s sole discretion.  The bonus for any calendar year will be paid by March 15th of the subsequent calendar year.

(ii) Notwithstanding, and subject to subsection (c) below, if Khan terminates his employment with “good reason” as defined below, or if Khan’s employment with WWE is terminated by WWE prior to the end of the Term without “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), then Khan’s annual Incentive Bonus target shall be paid on a pro-rata basis for the year in which such termination occurs in accordance with WWE’s standard practices regarding annual bonus payments.  For clarity, Khan shall not be paid any bonus amounts for any remaining years of the Term upon termination as described in this subsection.

(c) Notwithstanding the provisions of subsections (a)(ii) and (b)(ii) above, payments due to Khan through the remainder of the Term pursuant to said subsections shall be expressly conditioned on his execution of a standard separation agreement which shall contain, among other provisions, a full release and waiver of claims or potential claims against WWE as therein defined, a confidentiality and non-disparagement provision, and re-affirmation of all other post-employment obligations by Khan, in the form provided by WWE, which separation agreement must be executed and irrevocable by the deadlines set by then applicable laws, but no later than the 60th day following the effective termination of employment, whichever is less.  Any continued Base Salary or Incentive Bonus otherwise payable during such period will accrue and be paid, without interest, on the first payroll following such period.

(d) Sign-on Bonus:

(i) Following the execution of the Original Agreement by WWE and Khan, Khan received a one-time Sign-On Bonus in the amount of $5,000,000.00, less applicable withholding and deductions (“Sign-On Bonus”), payable on the first payroll following the start date of employment.

(ii) However, if within the first 12 months of the Term Khan voluntarily terminates his employment without “good reason” (as defined below), or if his employment with WWE is terminated by WWE for “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), then Khan must reimburse WWE 100% ($5,000,000.00) of the Sign-On Bonus payment.

(iii) If between 12 and 24 months following the commencement of the Term Khan voluntarily terminates his employment without “good reason” (as defined below), or his employment with WWE is terminated by WWE for “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), then Khan must reimburse WWE $3,100,000.00 of the Sign-On Bonus payment.

(iv) If between 24 and 36 months following the commencement of the Term Khan voluntarily terminates his employment without “good reason” (as defined below), or his employment with WWE is terminated by WWE for “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), then Khan must reimburse WWE $1,200,000.00 of the Sign-On Bonus payment.

(v) For the purposes of this Section and elsewhere in this Agreement, “good reason” shall mean: (A) a material and permanent reduction in Base Salary and/or target compensation, but excluding a reduction in compensation affecting a group or groups of employees; (B) a material diminution of duties; (C) a change in reporting so that Khan no longer reports into Vincent K. McMahon or the then-current Chief Executive Officer; or (D) a material breach by WWE of the terms and conditions of this Agreement.  Notwithstanding, in the event Khan asserts that “good reason” exists for potential termination by him of his employment, in  order for “good reason” to exist for purposes of this Section and this Agreement,  he shall first provide WWE with a written notice: (A) specifying the nature of the “good reason”; and (B) providing WWE with at least thirty (30) days to cure or remedy the situation he deems to constitute “good reason” and, if such situation is not cured or remedied during such thirty (30) day period, he must terminate  employment within sixty (60) days following such thirty (30) day period. Such notice must comply with Section 6(e)(ii) of this Agreement.

(vi) Any reimbursement due under this Section shall be paid by Khan within ten (10) days following the termination date, and Khan expressly authorizes WWE to deduct reimbursement due from any other sums then otherwise owed him to the maximum extent permissible by law. This authorization is reflected by Khan’s execution of the attached Exhibit B.

(e)   Relocation Expense Benefit:

(i) Khan was required to relocate by no later than August 31, 2020 to work primarily out of WWE’s Stamford office currently located at 1241 East Main Street, Stamford, CT. As a relocation expense benefit, and subject to WWE’s standard Relocation Expense Reimbursement Policy, WWE provided Khan with the following:

•	Up to 6 Months of Temporary Housing to be arranged for by WWE or Khan (however, if arranged for by Khan the cost must be pre-approved by WWE), and paid directly to the provider by WWE; and

•	Reimbursement for costs of shipment of household goods from California to Connecticut upon relocation to Connecticut.

(ii) If within 12 months of his start date of work, Khan voluntarily terminates employment without “good reason” as defined in Subsection (d)(v) of this Section, or his employment is terminated by WWE for “cause” as defined in WWE’s then current Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), Khan must reimburse WWE 100% of relocation costs incurred by WWE on his behalf or which were otherwise reimbursed to Khan. Reimbursement is due WWE within 10 days following Khan’s last day of employment, and Khan authorizes WWE to reduce any final compensation due him to the maximum extent permissible by law to apply to any such amounts owed back to WWE. Accordingly, Khan’s execution of the attached Exhibit B is intended to cover this reimbursement as well.

(iii) Khan hereby acknowledges that most relocation expenses including temporary housing are considered ordinary income according to IRS regulations and will be added to Khan’s taxable income on Khan’s W-2 at yearend. Khan understands and acknowledges that Khan is responsible for all taxes associated with this additional income and to obtain his own tax reporting advice in connection with this benefit, as well as with all other compensation and benefits provided Khan under this Agreement. Furthermore, all reimbursement is conditioned on Khan’s submitting to WWE all appropriate receipts and any other documentation requested by the WWE within thirty (30) days of the expense being incurred by Khan.

(f) WWE Equity:

(i) Effective as of August 5, 2020, as a material inducement for Khan to accept employment with WWE, Khan will be granted a Sign-On Inducement Grant of Performance Stock Units (PSUs) of Class A Common Stock of WWE valued at $15,000,000 (the “Initial Sign-On Inducement Grant”).  Conditional upon full Board approval which shall be received as of the effective date of this Agreement, as a material inducement for Khan to continue his employment with WWE, Khan will be granted an additional Sign-On Inducement Grant of PSUs of Class A Common Stock of WWE valued at $7,500,000 (collectively with the Initial Sign-On Inducement Grant, the “Inducement Grants”).  $6,000,000 of such Initial Sign-on Inducement

Grant (the “First Tranche PSUs”) was granted and effective on or about his official start date (but may be delayed if required under applicable law), and was determined based on WWE’s 30-day trailing average stock price ending on the effective date of the Original Agreement; the remaining $16,500,000 of the Inducement Grants (the “Second Tranche PSUs”) to be granted effective on or about October 1, 2022 (but may be delayed if required under applicable law), and to be determined based on WWE’s 30-day trailing average stock price ending on such date.  These PSUs (less applicable taxes and other deductions required by law) will vest as follows: the First Tranche PSUs will vest on September 30, 2022; and the Second Tranche PSUs will vest on September 30, 2025. These PSUs also shall be at all times subject to and governed by the terms of WWE’s Omnibus Incentive Plan (“OIP”) and the award agreement thereunder. For the avoidance of doubt, the award agreement for the Inducement Grants will provide for the claw-back and recovery of vested amounts due to accounting restatements, violations of WWE’s corporate policies or any breaches of the restrictive covenants contained in the award agreement, the terms of this Agreement, or of any other agreement between Khan and WWE. In addition, these PSUs shall be subject to performance measures as determined by WWE’s Compensation Committee. These PSUs, as well as future shares, may also be subject to WWE’s stock ownership guidelines, and at all times, all other terms and conditions of Khan’s eligibility for equity shall be governed by the OIP.

(ii) Khan will also be considered for eligibility in all future stock programs that are offered to other key executives in WWE, including the Performance/Restricted Stock (PSU/RSU) program, at all times subject to WWE management’s and the Compensation Committee’s discretion. Further, all other terms and conditions of Khan’s eligibility for equity shall be governed by the OIP. The initial target Equity for 2020 is $1,900,000.00 which shall be pro-rated for calendar year 2020 based on Khan’s first day of work. For calendar year 2022, Mr. Khan’s equity grant shall have a target of $3.575 million.

(iii) If Khan voluntarily terminates his employment with WWE for any reason, or his employment with WWE is terminated by WWE for any reason, then any and all unearned or unvested WWE Equity as set forth above shall be forfeited as of the last day of employment.

(g) Other Benefits: Khan will be eligible for full company benefits on the first day of the month coincident or following his date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. Khan will be automatically enrolled in WWE’s 401k plan at 3%. Should Khan elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after receipt of their confirmation letter. Subject to statutory limits, WWE currently matches to the 401k fifty percent (50%) of contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by WWE at any time within WWE’s sole discretion. As with all other employee benefits, these benefits are subject to change or deletion at any time within WWE’s discretion and without any particular advance notice. Khan shall be entitled to two (2) roundtrip first class (or equivalent) flights between New York and Los Angeles per month. In addition, when the Company’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of Mr. Khan and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section, Mr. Khan shall pay amounts which cover all incremental cost(s) that otherwise would result to the Company from such use.

(h) Paid Time Off: Khan shall be entitled to three (3) weeks of paid vacation and three (3) paid personal days for calendar year 2020. Vacation and personal leave accrual and use shall be subject to WWE’s policies as such policies may exist and/or be amended from time to time.

SECTION 4.        Payments Upon Termination Without Good Reason or For Cause.

(a) In the event Khan voluntarily terminates his employment prior to the Term without “good reason” as defined above, or WWE terminates Khan’s employment for “cause” as defined in the then current WWE Severance Policy (or if WWE does not then have a Severance Policy in place, then as defined in the current WWE Severance Policy attached as Exhibit A), if Khan dies, or if Khan’s employment is terminated by WWE due to disability as defined herein, with the sole exception of his Base Salary through the termination date, no payments upon termination will be due Khan under this Agreement.  Otherwise, again subject to the provisions of Section 3(c), Khan shall be entitled to continued Base Salary through the remainder of the Term and to those other payments as provided for in this Agreement.

(b) If this Agreement expires at the end of the Term without renewal by either party, with the sole exception of Base Salary through the termination date, no payments upon expiration shall be due Khan under this Agreement.

(c) For purposes of this Agreement, the term “disability” shall be defined as Khan’s inability to perform the material responsibilities of his position with or without reasonable accommodation for a consecutive period of ninety (90) days in any one year period, or for a non-consecutive period of one hundred twenty (120) days in any one year period.

SECTION 5.          Conditions of Employment.

(a) Further, Khan’s employment and continued employment shall be conditioned on: (i) his satisfactory completion of a Form I-9 establishing his authorization to work in the United States; (ii) results of a background check satisfactory to WWE in its discretion; (iii) Khan’s execution of this Agreement without modification; (iv) execution of the attached Exhibit B; (v) execution and continued compliance with the attached Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C; and (vi) execution of WWE’s Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements.

(b) WWE hereby notifies Khan pursuant to federal law that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c) The portions of any current or future WWE Severance Policy relating to the amount of severance payments shall not apply to this Agreement, and Khan acknowledges that any post-termination payments due him are only those payments specifically provided for under this Agreement.

SECTION 6.        General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Connecticut. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. This Agreement, together with the attachments and documents referenced herein, supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Successors and Assigns. WWE’s rights under this Agreement may, without Khan’s consent, be assigned by WWE, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of WWE. WWE will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of WWE expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that WWE would be required to perform it if no such succession had taken place. Khan may not assign any of his rights and/or obligations under this Agreement without the prior written consent of WWE, and any such attempted assignment by Khan without the prior written consent of WWE will be void.
(d) Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut without regard to its conflicts of law rules.

(e) Jurisdiction and Venue.

(i) Khan irrevocably and unconditionally submits, for himself and his property, to the exclusive jurisdiction of the U.S. District Court for the District of Connecticut and the State Courts of Connecticut for any action or proceeding arising out of or relating to this Agreement.

(ii) The parties agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel for the other party, of any notice required under this Agreement, or of any process required by any such court, shall constitute valid and lawful notice or service of process against them, as applicable, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent a court holds such means to be unenforceable, each of the parties’ respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by applicable law shall constitute valid and lawful service of process against the applicable party.

(f) Taxes; Section 409A Compliance.   All payments under this Agreement or under any other WWE arrangement will be subject to applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or penalty that may be imposed on Khan by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of nonqualified deferred compensation subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with WWE  under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Khan is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to  any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by WWE in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of: (A) the expiration of the six (6)month period measured from the date of Khan’s “separation from service”; and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Khan in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Code Section 409A, Khan’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Khan and a duly authorized representative of WWE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

_/s/ NICK KHAN____________________

Nick Khan

WORLD WRESTLING ENTERTAINMENT, INC.

By:_/s/ VINCENT K. MCMAHON____________

Vincent K. McMahon

Chairman & CEO

and

By:_/s/ MAN JIT SINGH____________________

Man Jit Singh

Chair of Compensation Committee

EXHIBIT A

SEVERANCE POLICY

EXHIBIT B

This Exhibit B concerns a Sign-On Bonus and Relocation Expense Benefits being conferred as set forth in the Employment Agreement between the undersigned and WWE made effective August 5, 2020 to which it is attached. The Employment Agreement further sets forth conditions under which I am obligated to reimburse WWE for payments conferred under those provisions. In the event a reimbursement obligation is triggered pursuant to the Employment Agreement, I hereby authorize and direct WWE, to the fullest extent allowed by law, to withhold the maximum amount permitted toward such reimbursement due WWE from any remaining compensation of any type then due me. If there is any remainder due WWE, I will pay such remaining portion also pursuant to the Employment Agreement.

I understand and agree to the terms of this Exhibit B to the Employment Agreement, that I have signed this Exhibit B voluntarily and have had the opportunity to confer with legal counsel of my choice before signing it.

/s/ NICK KHAN

Nick Khan

Date: March 30, 2022

EXHIBIT C

NON-DISCLOSURE,  NON-COMPETITION and

NON-SOLICITATION AGREEMENT (“Agreement”)

In further consideration of World Wrestling Entertainment, Inc.’s (“WWE” or the “Company”) employment and continuing employment of Nick Khan (“Employee”), and for other good and valuable consideration, receipt of which is hereby acknowledged by the Employee, Employee further acknowledges and agrees as follows:

Access to Confidential Information: Employee understands and acknowledges that, in his position of President and Chief Revenue Officer of WWE, and/or in any future position, the Company will furnish, disclose, or make available to him Confidential Information (as defined below) related to the business of the Company, which includes unique and specialized information. Employee further acknowledges that such Confidential Information has been developed and will continue to be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by Employee to compete with the Company. Employee also acknowledges that if he becomes employed or affiliated with any competitor of WWE and acts or intends to act in violation of his obligations in this Agreement, there shall be a rebuttable presumption that it is inevitable that he would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while Employee is employed by the Company, he will be introduced to individuals and entities with important relationships to the Company. Employee acknowledges that any and all “goodwill” created through such introductions belongs exclusively to WWE, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any contractors, vendors, suppliers or any other business relationships of WWE.

Definition of Confidential Information: For purposes of this Agreement, “Confidential Information” includes, without limitation, WWE’s client/vendor/talent lists, its trade secrets, story lines, plot plans, scripts, any confidential, private, personal or privileged information about (or provided by) any of WWE’s officers, directors, employees, contractors, principals, agents, representatives, or assigns (“WWE Parties”), WWE talent or independent contractors, WWE clients or prospective or former clients, information concerning any of WWE’s or the WWE Parties’ business or financial affairs, including its/their books and records, commitments, procedures, plans and prospects, products developed by WWE or current or prospective transactions or business of WWE, marketing plans or strategies, and any “inside information”.

Non-Disclosure of Confidential Information: Employee acknowledges and agrees that he shall not, during his employment (except with pre-authorized Company executives on a strict “need to know basis”), or at any time after his termination from employment, whether voluntary or involuntary, directly or indirectly, disclose, divulge, or discuss with any individual, entity, company, association, or any other third party, the Confidential Information, or make use of Confidential Information in any manner inconsistent with the best interests of the Company while employed, or in any manner whatsoever after the termination of his employment. Notwithstanding the provisions of this section, Employee may disclose Confidential Information: (a) as compelled by law, judicial process, or any governmental agency of competent jurisdiction, in which event Employee shall provide the Company within one (1) business day a copy of such request and shall not, unless prohibited by law, disclose or provide any Confidential Information prior to providing such notice to the Company, and shall thereafter cooperate with the Company in complying therewith; (b) where the information is publicly available, unless it has become publicly available by Employee in breach of this Agreement; and (c) where necessary in the ordinary course of business internally within the Company or otherwise as authorized by the Company in advance of such disclosure.

Return of Confidential Information: Employee shall not retain copies of any Confidential Information or documents containing Confidential Information without consent of the Company at any time. Further, upon termination of his employment, whether voluntary or involuntary, Employee shall return all Confidential Information including, without limitation, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. Nothing herein contained shall prevent Employee from retaining copies of documents reflecting his personal data, including copies of this Agreement, his employment agreement to which this Agreement is attached (“Employment Agreement”), or other agreements between him and the Company, his compensation, and/or benefits conferred during his employment.

Non-Competition/Non-Solicitation: Employee recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, as well as the significant expenditure of time and money in creating, developing and marketing its intellectual property and/or products. Employee further recognizes and acknowledges the significant expenditure of time and money in developing and securing the Company’s business relationships and good will in the markets in which the Company participates.

Employee therefore agrees that, during his employment and for twenty-four (24) months following the termination of his employment, whether voluntary or involuntary, he shall not, for any reason whatsoever in the absence of the Company’s prior written consent:

(A)

Whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company. For purposes of this Agreement, “business conducted by the Company” shall be defined as an organization, entity, or individual engaged in the entertainment industry, whether related to professional wrestling, sports entertainment or otherwise;

(B)

Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business or relationships, or prospective business or prospective relationships of the Company, for the purpose of competing in any business which is competitive with the business conducted by the Company as defined above. “Prospective business” or a “prospective relationship” shall mean a person, firm or entity for which the Company has developed, or to whom/which the Company has made, any presentation or “pitch” (or similar offering of services) during the twelve (12) months prior to Employee’s effective termination date (and Employee shall be obligated to request from the Company the list of such prospective customers upon his termination for any reason); or

(C)

Either individually or on behalf of or through any third party, directly or indirectly, (i) solicit, entice or persuade or attempt to solicit, entice or persuade any employees or contractors (including WWE talent) of or consultants to the Company to leave the employ or service of the Company for any reason; or (ii) employ, cause to be employed, or solicit the employment of, any employee or contractor (including WWE talent) of or consultant to the Company while any such person is employed by or providing services to the Company; and/or

(D)

Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company. Nothing set forth in this subsection (D) is intended to nor shall it prevent or prohibit Employee or his future employer from doing business with any vendor or supplier to the Company, on the condition that such activity does not violate any other term of this Agreement or the Employment Agreement.

Reasonableness of Restrictions: Employee further recognizes and acknowledges that: (a) the prohibitions of this Agreement are sufficiently narrow and reasonable in relation to the skills which represent his principal saleable asset both to the Company and to prospective employers; and; (b) the time period of the provisions of this Agreement is reasonable, legitimate and fair to Employee in light of the Company’s need to protect its business and good will, to market its services and intellectual property in the applicable markets, and in order to have a sufficient customer base to make the Company’s business profitable, and taking into account the limited restrictions herein compared to the types of employment for which Employee is qualified to earn a livelihood.

Survival of Acknowledgements and Agreements: Employee understands and agrees that the acknowledgements and agreements set forth in this Agreement will survive the termination of his employment with the Company for any reason or for no reason, whether voluntary or involuntary.

Disclosure to Future Employers: Employee agrees that he will provide, and the Company, in its discretion, may similarly provide, a copy of this Agreement to any business or enterprise which Employee may, directly or indirectly, own, manage, operate, finance, join, control or in which Employee may participate in the ownership, management, operation, financing, or control, or with which Employee may be connected as an officer, director, employee, partner, principal, agent, representative, contractor, consultant or otherwise.

Miscellaneous Representations by Employee: Employee hereby represents and warrants to the Company that he understands this Agreement, that he has entered into this Agreement voluntarily and that his employment with the Company and the terms of this Agreement will not conflict with any legal duty owed by him to any other party, or with any agreement to which he is a party or by which he is bound, including, without limitation, any non-disclosure, non-competition or non-solicitation provision contained in any such agreement. Employee hereby indemnifies and holds harmless the Company and its officers, directors, security holders, partners, members, employees, contractors, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

Assignment: The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved or to any Company affiliate, on the condition that such successor or purchaser assumes any and all of Company’s obligations hereunder. Employee may not assign any of his rights and/or obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by him without the prior written consent of the Company will be void.

Benefit: All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and Employee, except for Employee’s obligations to the Company as set forth herein and in the Employment Agreement, and no person or entity can be regarded as a third-party beneficiary of this Agreement.

Governing Law: This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the State of Connecticut, without giving effect to the conflict of law principles thereof.

Severability: The parties intend this Agreement to be enforced as written. However: (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law; and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, or the scope, or other aspect of such provision, the court making such determination will have the power to reduce the duration, scope, or other aspect of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

Injunctive Relief: Employee hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy or damages that may be available to the Company pursuant to applicable law and/or in the Employment Agreement, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, as well as for reimbursement for its costs and reasonable attorney’s fees incurred. The period during which the covenants contained in this Agreement will apply will be extended by any periods during which Employee has been found by a court to have been in violation of such covenants.

Amendment: The provisions of this Agreement may be amended and waived only with the prior written consent of Employee and a duly authorized representative of the Company.

No Waiver of Rights, Powers and Remedies: No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Employment at Will: Nothing contained in this Agreement shall, or be construed to, alter Employee’s status as an employee at will with the Company as set forth in the accompanying Employment Agreement. Nothing further herein contained shall be construed as inconsistent with any other terms of such Employment Agreement; however, in the event it is determined that there is any such inconsistency with other terms of the Employment Agreement, the terms of this Agreement shall prevail with respect to that provision.

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Opportunity to Review: Employee hereby acknowledges that he has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that he has had the opportunity to consult with counsel of his own choosing regarding such terms. Employee further acknowledges that he fully understands the terms of and has voluntarily executed this Agreement.

ACCEPTED AND APPROVED:

NICK KHAN (EMPLOYEE)

/s/ NICK KHAN

Date: March 30, 2022